Exhibit 4.8

DESCRIPTION OF UNITS OF BENEFICIAL INTEREST

The following description summarizes certain terms of the units of beneficial interest (“Units”) issued and outstanding by the Frontier Funds (the “Trust”) in its separate series (each, a “Series”).

This description does not purport to be complete and is qualified in its entirety by reference to the Trust’s Second Amended and Restated Declaration of Trust and Trust Agreement filed on December 11, 2013, as amended from time to time (the “Trust Agreement”), which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read the Trust Agreement and the applicable provisions of Delaware law for additional information.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Units of Beneficial Interest is attached as an exhibit.

Description of the Units

The Trust has seven (7) separate and distinct Series with Units issued and outstanding: Frontier Diversified Fund, Frontier Masters Fund, Frontier Long/Short Commodity Fund, Frontier Balanced Fund, Frontier Select Fund, Frontier Global Fund (formerly Frontier Winton Fund), and Frontier Heritage Fund. The Trust may maintain each Series in three to seven sub-classes of Units—Class 1, Class 1AP, Class 1a, Class 2, Class 2a, Class 3, and Class 3a. All classes have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that fees charged to a class or Series differ as described below. Revenues, expenses (other than expenses attributable to a specific class), and realized and unrealized trading gains and losses of each Series are allocated daily to Class 1, Class 1a, Class 2, Class 2a, Class 3, Class 3a and Class 1AP Units based on each class’ respective owners’ capital balances as applicable to the classes maintained by the Series. The Trust, with respect to the Series, may issue additional Series of Units.

Management Fees—Each Series of Units pays to the Managing Owner a monthly management fee equal to a percentage of the notional assets of such Series allocated to Trading Companies, calculated on a daily basis. The percentage basis of the fees varies and are in line with the amounts being disclosed below. In addition, the Managing Owner receives a monthly management fee equal to a certain percentage of the assets in the Galaxy Plus entities attributable to such Series’ (including notional assets), calculated on a monthly basis. The management fees attributable to Galaxy Plus entities are included in unrealized gain/(loss) on private investment companies on the Statements of Operations. The total amount of assets of a Series allocated to Trading Advisors and/or reference programs, including (i) actual funds deposited in accounts directed by the Trading Advisors or deposited as margin in respect of swaps or other derivative instruments referencing a reference program plus (ii) any notional equity allocated to the Trading Advisors and any reference programs, is referred to herein as the “notional assets” of the Series. The annual rate of the management fee is: 0.5% for the Frontier Balanced Fund Class 1 and Class 2, 0.5% for the Frontier Balanced Fund Class 1AP, Class 2a and Class 3a, 2.0% for the Frontier Global Fund, Frontier Long/Short Commodity Fund Class 1a, Class 2a, and Class 3a and Frontier Masters Fund, 0.75% for Frontier Diversified Fund, 2.5% for the Frontier Heritage Fund and Frontier Select Fund, and 3.5% for the Frontier Long/Short Commodity Fund Class 2 and Class 3. The Managing Owner may pay all or a portion of such management fees to the Trading Advisor(s) and/or waive (up to the percentage specified) any such management fee to the extent any related management fee is paid by a trading company or estimated management fee is embedded in a swap or other derivative instrument. Any management fee embedded in a swap or other derivative instrument may be greater or less than the management fee that would otherwise be charged to the Series by the Managing Owner.

As of the date of this report, for a Series that has invested in a swap, a Trading Advisor does not receive any management fees directly from the Series for such swap, and instead the relevant Trading Advisor receives compensation via the fees embedded in the swap. As of December 31, 2019 and 2018, the management fee embedded in (i) swaps owned by Frontier Diversified Fund was 1.00% per annum, (ii) swaps owned by Frontier Balanced Fund was 1.00% per annum, (iii) swaps owned by Frontier Long/Short Commodity Fund was 1.50% per annum, (iv) swaps owned by Frontier Select Fund was 1.00% per annum, and (v) swaps owned by Frontier Heritage Fund was 1.00% per annum, and the Managing Owner has waived the entire management fee due to it from those Series in respect of such Series’ investment in swaps. In each case, the embedded management fee was accrued on the relevant notional amount of the swap.

The management fee as a percentage of the applicable Series’ notional assets will be greater than the percentage of the applicable Series’ net asset value to the extent that the notional assets of the Series exceeds its net asset value. The Managing Owner expects that the notional assets of each Series will generally be maintained at a level in excess of the net asset value of such Series and such excess may be substantial to the extent the Managing Owner deems necessary to achieve the desired level of volatility.

Trading Fees— In connection with each Series’ trading activities, the Frontier Balanced Fund, Frontier Select Fund, Frontier Global Fund and Frontier Heritage Fund pays to the Managing Owner an FCM Fee of up to 2.25% per annum of notional assets allocated to the trading advisors, including through investments in commodity pools available on the Galaxy Plus Platform, and any reference programs of the applicable Series. The Frontier Diversified Fund, Frontier Long/Short Commodity Fund and Frontier Masters Fund pays to the Managing Owner an FCM Fee of up to 2.25% of notional assets allocated to the trading advisors, including through investments in commodity pools available on the Galaxy Plus Platform, and a custodial/due diligence fee of 0.12% of such Series’ NAV, calculated daily.

Incentive Fees—Some Series pay to the Managing Owner an incentive fee of a certain percentage of new net trading profits generated in the Trading Companies by such Series, monthly or quarterly. In addition, the Managing Owner receives a quarterly incentive fee of a certain percentage of new net trading profits generated in the Galaxy Plus entities that have been allocated to the Series. The incentive fees attributable to Galaxy Plus entities are included in unrealized gain/(loss) on private investment companies on the Statements of Operations. Because the Frontier Diversified Fund, Frontier Masters Fund, Frontier Balanced Fund, Frontier Heritage Fund, Frontier Select Fund, and Frontier Long/Short Commodity Fund may each employ multiple Trading Advisors, these Series will pay the Managing Owner a monthly incentive fee calculated on a Trading Advisor by Trading Advisor basis. It is therefore possible that in any given period the Series may pay incentive fees to the Managing Owner for one or more Trading Advisors while each of these Series as a whole experiences losses. The incentive fee is 25% for the Frontier Balanced Fund and the Frontier Diversified Fund and 20% for the Frontier Global Fund, Frontier Heritage Fund, Frontier Select Fund, Frontier Long/Short Commodity Fund and Frontier Masters Fund. The Managing Owner may pay all or a portion of such incentive fees to the Trading Advisor(s) for such Series. As of the date of this report, for a Series that has invested in a swap, the Managing Owner or Trading Advisor(s) do not receive any incentive fees directly from the Series for such swap, and instead the relevant Trading Advisor receives compensation via the fees embedded in the swap. As of December 31, 2019 and 2018, the range of incentive fees as a percentage of net new trading profits on swaps embedded in (i) swaps owned by Frontier Diversified Fund was 20-25% per annum, (ii) swaps owned by Frontier Balanced Fund was 20-25% per annum, (iii) swaps owned by Frontier Long/Short Commodity Fund was 25% per annum, and (iv) swaps owned by Frontier Heritage Fund was 15% per annum, and the Managing Owner has waived the entire incentive fee due to it from those Series in respect of such Series’ investment in swaps. In each case, the embedded incentive fee was accrued based on the net new trading profits of the swap.

Service Fees— Investors who have purchased Class 1 or Class 1a Units of Frontier Diversified Fund, Frontier Masters Fund, and Frontier Long/Short Commodity Fund are charged a service fee of up to two percent (2.0%) annually of the NAV (of the purchase price, in case of the initial service fee) of each Unit purchased, for the benefit of selling agents selling such Class 1 or Class 1a Units. The initial service fee, which is amortized monthly at an annual rate of up to two percent (2.0%) of the average daily NAV of Class 1 or Class 1a of such Series, is prepaid to the Managing Owner by each Series, and paid to the selling agents by the Managing Owner in the month following sale; provided, however, that investors who redeem all or a portion of their Class 1 and Class 1a Units of any Series during the first twelve (12) months following the effective date of their purchase are subject to a redemption fee of up to two percent (2.0%) of the purchase price at which such investor redeemed to reimburse the Managing Owner for the then-unamortized balance of the prepaid initial service fee. Investors who have purchased Class 1 or Class 1a Units of Frontier Balanced Fund, Frontier Heritage Fund, Frontier Select Fund, and Frontier Global Fund are charged a service fee of up to three percent (3.0%) annually of the NAV (of the purchase price, in case of the initial service fee) of each Unit purchased, for the benefit of selling agents selling such Class 1 or Class 1a Units. The initial service fee, which is amortized monthly at an annual rate of up to three percent (3.0%) of the average daily NAV of Class 1 or Class 1a of such Series, is prepaid to the Managing Owner by each Series, and paid to the selling agents by the Managing Owner in the month following sale; provided, however, that investors who redeem all or a portion of their Class 1 and Class 1a Units of any Series during the first twelve (12) months following the effective date of their purchase are subject to a redemption fee of up to three percent (3.0%) of the purchase price at which such investor redeemed to reimburse the Managing Owner for the then-unamortized balance of the prepaid initial service fee. With respect to Class 2 and Class 2a Units of any Series, the Managing Owner pays an ongoing service fee to selling agents of up to one half percent (0.5%) annually of the NAV of each Class 2 or Class 2a Unit (of which 0.25% will be charged to Limited Owners holding Class 2 Units of the Frontier Diversified Fund and Frontier Masters Fund or Class 2a Units of the Frontier Long/Short Commodity Fund sold) until such Class 2 or Class 2a Units which are subject to the fee limitation are reclassified as Class 3 or Class 3a Units of the applicable Series for administrative purposes. Currently the service fee is not charged to Class 1AP investors. The Managing Owner may also pay selling agents certain additional fees and expenses for administrative and other services rendered and expenses incurred by such selling agents.

Distributions

The Managing Owner has sole discretion in determining the amount and frequency of distributions. The Managing Owner does not intend to declare distributions in the foreseeable future. However, in the event that any type of distribution is declared, each Unitholder will receive an amount of such distribution in proportion to the interest in the Series held by it, as of the record date of distribution. Any distribution shall become a liability of the Series for purposes of calculating net asset value as of the date of its declaration until it is paid.

Redemptions

Unitholders have the right to redeem a portion or all of their Units in accordance with the redemption procedures contained in the Trust Agreement.

Generally, Units or any portion thereof held by the limited owners (or any assignee thereof) may be redeemed on the business day of the week falling one business day after the Managing Owner’s receipt of a redemption request, or a Redemption Date. A request for redemption received by the Managing Owner after 4:00 PM Eastern Time on any business day will be deemed to be received on the immediately following business day for purposes of the foregoing. Except as set forth below, Units will be redeemed at a redemption price equal to 100% of the net asset value per Unit of the applicable Series, calculated as of the valuation point immediately preceding the relevant Redemption Date. Accordingly, limited owners bear the risk of any decline in net asset value from the time that notice of intent to redeem is given until the valuation point.

If a Unitholder redeems all or a portion of its class 1 Units of the Frontier Diversified Fund or Frontier Masters Fund, or class 1a Units of the Frontier Long/Short Commodity Fund, on or before the end of 12 full months following the effective date of the purchase of the Units being redeemed, the Unitholder will be charged a redemption fee of up to 2.0% of net asset value at which such Units are redeemed to reimburse the Managing Owner for the then-unamortized balance of the prepaid initial service fee. Such redemption fees are paid to the Managing Owner.

The Managing Owner may suspend temporarily any redemption if the effect of the redemption, either alone or in conjunction with other redemptions, would be to impair the Trust’s ability to operate in pursuit of its objectives (for example, if the Managing Owner believes a redemption, if allowed, would advantage one investor over another investor). The Managing Owner may also temporarily suspend redemptions in the event of a natural disaster, force majeure, act of war, terrorism or other event which results in the closure of financial markets. Such suspension of redemptions would last a maximum of 30 days. The right to obtain redemption also is contingent upon the Series’ having property sufficient to discharge its liabilities on the date of redemption. In the event that a Series has insufficient assets net of liabilities to satisfy all requests for redemption, redemption requests will be processed in a “first in, first out” order. Redemption requests of investors affiliated with the Trust, the Managing Owner, a trading advisor or their respective affiliates will not receive favorable treatment over non-affiliated investors.

The Trust Agreement provides that the Managing Owner also has the right mandatorily to redeem, upon two (2) days prior written notice, Units of any limited owner if (a) the Managing Owner determines that the continued participation of such limited owner in the Trust might cause the Trust or any holder of Units to be deemed to be holding “plan assets” under ERISA; (b) there is an unauthorized assignment or transfer pursuant to the Trust Agreement; or (c) in the event that any transaction would or might violate any law or regulation or constitute a prohibited transaction under ERISA or the Code and a statutory, class or individual exemption from the prohibited transaction provisions of ERISA for such transaction or transactions does not apply or cannot be obtained from the Department of Labor (or the Managing Owner determines not to seek such an exemption).

Transfers

Subject to compliance with suitability standards, Units may be assigned at the election of the Unitholder, upon notice to the Managing Owner on a form acceptable to the Managing Owner. The Managing Owner shall refuse to recognize an assignment only if necessary, in its judgment, to maintain the treatment of the Trust as a partnership for federal income tax purposes or to preserve the characterization or treatment of Series income or loss and upon receipt of an opinion of counsel supporting its conclusion.

Notwithstanding the foregoing, and except for certain situations set forth in the Trust Agreement, no assignment may be made if such assignment would result in (a) a contravention of the NASAA Guidelines, as adopted in any state where the proposed assignor and assignee reside, including the current restriction that generally prohibits transfers or assignments of Units in one or more Series valued at less than (i) $1,000 (with no minimum in the case of Plans (including IRAs), employees or family members of an employee of the Managing Owner or its affiliates or charitable organizations) or transfers or assignments of Units in such amounts as would result in your or permitted assignees’ having an aggregate investment in all Series of less than $1,000 (with no minimum in the case of Plans (including IRAs), employees or family members of an employee of the Managing Owner or its affiliates or charitable organizations) and (ii) $5,000 in the case of assignees or assignors who are residents of Texas (with a minimum of $1,000 in the case of residents of Texas who are Plans (including IRAs), employees or family members of an employee of the Managing Owner or its affiliates or charitable organizations), unless the proposed transfer relates to your aggregate Units in all Series or unless the proposed transfer is a transfer by gifts, inheritance, intrafamily transfer, family dissolution or a transfer to affiliates; or (b) the aggregate total of Units transferred in a twelve-month period equaling 49% or more of the outstanding Units (taking into account applicable attribution rules and excluding transfers by gift, bequest, or inheritance). The Trust Agreement provides that the Managing Owner will incur no liability to any investor or prospective investor for any action or inaction by it in connection with the foregoing, provided it acted in good faith.

Assignments to (i) your ancestors or descendants, (ii) the personal representative or heir of a deceased limited owner, (iii) the trustee of a trust to which you are a beneficiary or another person to whom a transfer could otherwise be made, or (iv) the shareholders, partners or beneficiaries of a corporation, partnership or trust upon its termination or liquidation, shall be effective as of the business day immediately following the business day in which the Managing Owner receives the written instrument of assignment. Assignments or transfers of Units to any other person shall be effective on the next succeeding business day, provided the Managing Owner shall have been in receipt of the written instrument of assignment for at least two business days.

An assignee may become a substituted limited owner only with the written consent of the Managing Owner, which consent may be withheld in the Managing Owner’s sole and absolute discretion as described above. Upon receipt by the Managing Owner of (i) a duly executed and acknowledged, written instrument of assignment, (ii) an opinion of the Trust’s independent counsel, rendered upon the Managing Owner’s request, that such assignment will not jeopardize the Trust’s tax classification as a partnership and that the assignment will not violate the Trust Agreement or the Trust Act and (iii) such other documents as the Managing Owner deems necessary or desirable to effect such substitution, the Managing Owner may accept the assignee as a substituted limited owner. A permitted assignee who does not become a substituted limited owner shall be entitled to receive the share of the profits or the return of capital to which his assignor would otherwise be entitled, but shall not be entitled to vote, to receive any information on or an account of the Series’ transactions or to inspect the books of the Series. Under the Trust Agreement an assigning limited owner is not released from its liability to the Trust for any amounts for which he may be liable under the Trust Agreement, whether or not the assignee to whom he has assigned Units becomes a substituted limited owner. All limited owners are responsible for all costs relating to the assignment or transfer or their own Units.

Exchanges

Unitholders may redeem their Units in a Series on a Redemption Date and use the proceeds to purchase Units in any other Series accepting subscriptions on the following subscription date; provided that such Unitholders meet the suitability criteria for the other Series and have redeemed their Units according to the Trust Agreement. Exchanges will be available between the respective classes 1 of the various Series, between the respective classes 2 of the various Series and between the respective classes 3 of the various Series. However, exchanges will not be allowed from class 1 to class 2 or vice versa, and exchanges will not be allowed from class 1 or class 2 to class 3 or vice versa. You will be allowed to exchange your Units in one Series only for Units of another Series only if Units of the Series being exchanged into are registered for sale in your State and only if there are a sufficient number of registered Units of the Series being exchanged into. No redemption fee will be charged on a unit being redeemed (exchanged out of) in an exchange of a class 1 unit or class 1a unit of one Series for a class 1 unit or class 1a unit of another Series during the first 12 months after the purchase of the unit being redeemed (exchanged out of), and no initial service fee will be charged on a class 1 unit or class 1a unit being purchased (exchanged into) in any exchange.

Upon any exchange, each unit being purchased (exchanged into) will be subject to annual ongoing service fees and such new Units will be subject to a new service fee limit determined without regard to the amount of service fees previously charged with respect to your redeemed (exchanged out of) Units. Each unit purchased in an exchange will be issued and sold at a price per unit equal to 100% of the net asset value of a unit of the new Series as of the valuation point immediately preceding the date upon which notice of the exchange, or the exchange request, is provided to the Managing Owner. An exchanging limited owner may realize a taxable gain or loss in connection with the exchange.

Each exchange is subject to satisfaction of the conditions governing redemption on the applicable day. The net asset value of Units to be exchanged, as well as the Units to be acquired, on the applicable valuation point may be higher or lower than it is on the date that the exchange request is submitted due to the potential fluctuation in the net asset value per unit of each Series. To effect an exchange, an exchange request must be submitted to the Managing Owner on a timely basis (i.e., by 4:00 PM Eastern Time on a business day at least two business days prior to the day on which the exchange is to become effective). An exchange request received by the Managing Owner after 4:00 PM Eastern Time will be deemed to be received on the immediately following business day for purposes of the foregoing.

Voting Rights; Meetings

Limited owners holding Units representing in excess of 50% of the net asset value of each Series (excluding Units held by the Managing Owner and its affiliates) must approve any material change in a Series’ trading policies, which change will not be effective without such approval. In addition, limited owners holding Units representing in excess of 50% of the net asset value of each Series (excluding Units held by the Managing Owner and its affiliates) may vote to adopt amendments to the Trust Agreement proposed by the Managing Owner or by limited owners holding Units representing at least 10% of the net asset value of a Series. Additionally, limited owners holding Units representing at least a majority (over 50%) of the net asset value of a Series (excluding Units held by the Managing Owner and its affiliates) may vote to (i) terminate and dissolve the Series upon 90 days prior notice to the Managing Owner; (ii) remove the Managing Owner on reasonable prior written notice to the Managing Owner; (iii) elect and appoint one or more additional Managing Owners; (iv) approve the voluntary withdrawal of the Managing Owner and elect a successor Managing Owner in the event the Managing Owner is the sole Managing Owner of the Trust; (v) approve the termination of any agreement between the Trust and the Managing Owner or its affiliates for any reason, without penalty; and (vi) approve a material change in the trading policies of a Series, and, in the case of (iii), (v) and (iv) on 60 days prior written notice.

Election or Removal of Managing Owner

The Managing Owner may be removed on reasonable prior written notice by limited owners holding Units representing at least a majority (over 50%) of the net asset value of each Series (not including Units held by the Managing Owner). The Trust Agreement provides that the Managing Owner may voluntarily withdraw as Managing Owner of the Trust provided that it gives the limited owners 120 days’ prior written notice and its withdrawal as Managing Owner is approved by limited owners holding Units representing at least a majority (over 50%) of the net asset value of each Series (not including Units held by the Managing Owner). The Trust Agreement provides that if the Managing Owner elects to withdraw as Managing Owner to the Trust and it is the sole Managing Owner, limited owners holding Units representing at least a majority (over 50%) of the net asset value of each Series (not including Units held by the Managing Owner) may vote to elect, prior to such withdrawal, a successor Managing Owner to carry on the business of the Trust. If the Managing Owner withdraws as Managing Owner and the limited owners or remaining Managing Owners elect to continue the Trust, the withdrawing Managing Owner shall pay all expenses incurred as a result of its withdrawal. The Trust Agreement further provides that in the event of the withdrawal of the Managing Owner, the Managing Owner shall be entitled to redeem its General Units in each Series of the Trust at their net asset value as of the next permissible Redemption Date.

Alternatively, the Trust Agreement provides that if the Trust is dissolved as a result of an event of withdrawal (as defined in the Trust Agreement) of a Managing Owner, then within 120 days of such event of withdrawal, limited owners holding Units representing a majority (over 50%) of the net asset value of each Series (not including Units held by the Managing Owner) may elect to form a new statutory trust on the same terms as set forth in the Trust Agreement and continue the business of the Trust and elect a new Managing Owner.

Amendments

The Trust Agreement may be amended in certain respects by a vote of the limited owners holding Units representing at least a majority (over 50%) of the net asset value of each Series (which excludes the Units of the Managing Owner), either pursuant to a written vote or at a duly called meeting of the limited owners. An amendment may be proposed by the Managing Owner or by limited owners holding Units equal to at least 10% of the net asset value of each Series, unless the proposed amendment affects only certain Series, in which case such amendment may be proposed by limited owners holding Units equal to 10% of the net asset value of each affected Series. Unitholders will be supplied with a verbatim copy of any proposed amendment which potentially could affect them and statements concerning the legality thereof. It is not anticipated that the Managing Owner will call any annual meetings of the limited owners.

The Managing Owner may, without the consent of the limited owners, make amendments to the Trust Agreement which (i) are necessary to add to the representations, duties or obligations of the Managing Owner or to surrender any right or power of the Managing Owner, for the benefit of the limited owners; (ii) are necessary to cure any ambiguity, or correct or supplement any provision of the Trust Agreement which may be inconsistent with any other provision of the Trust Agreement or this prospectus, or make any other provisions with respect to matters or questions arising under the Trust Agreement or this prospectus which will not be inconsistent with the provisions of the Trust Agreement or this prospectus; or (iii) the Managing Owner deems advisable, provided, however, that no such amendment shall be adopted unless the amendment is not adverse to the interests of the limited owners, is consistent with the Managing Owner’s management of the Trust pursuant to Section 3806 of the Trust Act, does not affect the allocation of profits and losses to the limited owners or among the limited owners and the Managing Owner, and does not adversely affect the limited liability status of the limited owners or the status of each Series as a partnership for federal income tax purposes. The Managing Owner further may, without the consent of the limited owners, amend the provisions of the Trust Agreement relating to the allocations among limited owners of profits, losses and distributions if it is advised by its accountants or counsel that any such allocations are unlikely to be upheld for federal income tax purposes.

Meetings

Meetings of the Trust may be called by the Managing Owner. In addition, meetings will be called upon receipt by the Managing Owner of a written request signed by limited owners holding Units equal to at least 10% of the net asset value of a Series. Thereafter, the Managing Owner shall give written notice to all limited owners, by certified mail within 15 days after such receipt, of such meeting and its purpose. Such meeting must be held at least 30 but not more than 60 days after the mailing of such notice. Any action permitted to be taken at a meeting may be taken without a meeting on written approval of the limited owners holding Units of the percentage required to approve any such action if a meeting were held.